Exhibit 32.2

STATEMENT PURSUANT TO 18 U.S.C. §1350

Pursuant to 18 U.S.C. §1350, the undersigned certifies that this Quarterly Report on Form 10-Q for the period ended March 31, 2008 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Millennium Pharmaceuticals, Inc.

Dated: May 12, 2008	/s/ MARSHA H. FANUCCI
Marsha H. Fanucci
Senior Vice President and Chief Financial Officer
(Principal financial officer)

A signed original of this written statement required by Section 906 has been provided to Millennium Pharmaceuticals, Inc. and will be retained by Millennium Pharmaceuticals, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.